Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES NEW CHIEF FINANCIAL OFFICER

RADNOR, PA (BusinessWire) December 9, 2010 – Penn Virginia Corporation (NYSE: PVA) announced today that Steven A. Hartman has been promoted to Senior Vice President and Chief Financial Officer, effective immediately.

Mr. Hartman joined PVA in August 2003 and has served as Vice President and Treasurer since July 2006. He also served as Assistant Treasurer and Treasury Manager from 2004 to 2006 and as Manager, Corporate Development from 2003 to 2004. Mr. Hartman also held the same positions for the general partners of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and Penn Virginia GP Holdings, L.P. (NYSE: PVG) from August 2003 to June 2010. Prior to joining PVA, Mr. Hartman was employed by El Paso Corporation (NYSE: EP) and its publicly traded partnership GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions. Mr. Hartman has a B.A. in Geology from California State University, Sacramento and a M.B.A. from Southern Methodist University.

A. James Dearlove, Chief Executive Officer of PVA, said, “Steve has done an excellent job as Treasurer for the Penn Virginia entities and has worked closely with other members of senior management on various strategic and financial initiatives. We are pleased to name him as Chief Financial Officer, and we look forward to his continued contributions to our future success.”

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Oklahoma, Texas, the Appalachian Basin and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com